Exhibit 3.8(b)

CERTIFICATE OF FORMATION

OF

WESTLAKE GEISMAR POWER COMPANY LLC

This Certificate of Formation is being filed pursuant to Section 18-214(b) of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., in connection with the conversion of Westlake NG III Corporation, a Delaware corporation, to a Delaware limited liability company.

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

1. Name. The name of the limited liability company is Westlake Geismar Power Company LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

3. Effective Time. This Certificate of Formation shall be effective upon its filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of January 12, 2011.

Name: Albert Chao
Authorized Person